Exhibit 99.1
SUMMARY FINANCIAL DATA OF ENEL S.P.A.
The following is a summary of the consolidated financial information of Enel S.p.A. (“Enel”) as of December 31, 2019 and as of December 31, 2018. This information is prepared based on the audited balance sheet and consolidated statement of comprehensive income for each period. In addition, the following is a summary of the consolidated financial information of Enel as of September 30, 2020 and as of September 30, 2019, based on its unaudited balance sheet and consolidated statement of comprehensive income as of such date:
Consolidated Income Statement
	(in millions of €)
	Dec-19	Dec-18	Sep-2020(1)	Sep-2019(1)
Total revenue	80,327	75,575	48,050	59,332
Total costs	72,716	66,207	40,523	52,107
Net Income/(Expense) from commodity risk management	(733)	532	(552)	(3,026)
Operating Income	6,878	9,900	6,975	4,199
Financial Income	2,566	1,699	1,720	2,009
Income before taxes	4,312	8,201	5,255	2,190
Income taxes	836	1,851	1,576	647
Net Income	3,476	6,350	3,679	1,543
Attributable to shareholders of the Parent Company	2,174	4,789	2,921	813
Attributable to non-controlling interests	1,302	1,561	758	730
Earnings per share (€/share)	0.21	0.47	0.29	0.08

(1)
Unaudited

Consolidated Balance Sheet
	(in millions of €)
	Dec-19	Dec-18	Sep-2020(1)	Sep-2019(1)
Total current assets	36,804	36,575	33,838	36,050
Total non-current assets	134,622	128,849	129,311	133,910
Total assets	171,426	165,424	163,149	169,960
Total current liabilities	40,491	40,755	40,398	39,061
Total non-current liabilities	83,997	76,817	79,337	83,068
Total shareholders’ equity	46,938	47,852	43,414	47,831
Total liabilities and shareholders’ equity	171,426	165,424	163,149	169,960

(1)
Unaudited

Based on the balance sheet and consolidated statement of comprehensive income of Enel for the periods ending on December 31, 2019 and December 31, 2018, and September 30, 2020 and September 30, 2019, the indicators of liquidity, indebtedness and profitability of Enel are the following:
Financial Ratios
		(in millions of €)
	Unit	Dec-2019	Dec-2018	Sep-2020(1)	Sep-2019(1)
Liquidity
Current Liquidity	Times	0.91	0.90	0.84	0.92
Indebtedness
Short-Term Debt to Total Liabilities	%	12.0%	12.5%	17.9%	14.3%
Long-Term Debt to Total Liabilities	%	88.0%	87.5%	82.1%	85.7%
Profitability
Profitability of Equity	%	7.4%	13.3%	8.5%	3.2%
Profitability of Assets	%	2.0%	3.8%	2.3%	0.9%

(1)
Unaudited